 Exhibit 99.2

Exhibit 99.2

Remarks of Bernard P. Aldrich
Rimage Corporation 2nd Quarter/FYE 2005 Conference Call
July 20, 2005

  Good afternoon and thanks for taking the time to participate in our second quarter earnings conference call.
  Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.
  We will all be available for your questions following our introductory remarks.
  In keeping with Regulation FD, which prohibits us from providing any guidance or other forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance in our second quarter release.
  It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.
  These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
  Turning now to the subject of this conference call, we reported strong second quarter operating results.
  Revenues of $22.3 million were up 27%, while earnings rose 13% to $2.3 million or $0.22 per diluted share.
  First, a few words about our strong top line growth.
  During the second quarter we benefited from stronger than anticipated sales into most of our targeted markets, including medical imaging and business offices.
  This growth reflects the continued positive impact of our strategy that emphasizes market-driven product development, expanded marketing and sales support initiatives, and sales of consumable supplies.
  During the quarter, we benefited from strong sales into the medical market, where CT, MRI, PACS and other medical imaging modalities are being retrofitted with our DiscLab digital output systems.
  We also are starting to receive orders from OEMs of imaging equipment, who are selling systems that already incorporate our publishers.
  In addition, we continued making solid progress at penetrating the business office market with our Desktop product line, which now includes the recently introduced Rimage 360i.

  This growth reflects the effectiveness of the mass market distribution channel that we are developing for this product family.
  As previously announced, Tech Data and Wynit, two of the nation's largest distributors of IT products, are now carrying our Desktop line in their catalogs.
  Our targeted, emerging markets are also generating growing demand for consumable supplies.
  Sales of consumables, which constitute a stream of recurring revenues, accounted for over 37% of our second quarter sales.
  Consistent with our forecast in our first quarter earnings release, sales into the retail market were below the levels posted in the first quarter, reflecting the uneven pace of deployment of our CD/DVD publishing systems by a major national retailer.
  However, following the close of the second quarter, we received an order of approximately $9 million related to this retailer's national roll-out for delivery in this year's second half.
  We expect to ship approximately $7 million of this total order, which includes consumable supplies, during the third quarter and the balance in the fourth quarter.
  It is expected that the publishing systems in this large order will have multiple in-store applications, including photography and music-on-demand.
  It is increasingly apparent that applications such as photography, music and video are all converging at the retail level, and this development should significantly expand Rimage's overall retail opportunity.
  In fact, four other national retailers are currently testing our equipment in photo, music and software applications.
  We believe these field trials have the potential for expanding into national rollouts in 2006.
  Turning now to our bottom line, Rimage's second quarter earnings growth was affected by the near-term impact of our growth strategy.
  Our gross margin declined to 43%, reflecting a shift in our sales mix due to the growth of Desktop systems and consumable supplies.
  This should not be surprising in that we have been saying for some time that gross margins will likely be in the low to mid-40% range as we penetrate these two areas.

  At this time, we do not anticipate gross margins much below current levels, and our margins could increase in the third quarter, reflecting our ability to leverage fixed costs over a larger revenue base.
  Our earnings also were affected by growth-related investments as we pushed forward with the development of next-generation systems, expanding marketing and sales support, and strengthening business infrastructure systems that can accommodate Rimage's accelerating growth.
  Operating expenses have grown considerably over the past few quarters as we rolled out our growth strategy, but we believe expenses directly tied to operations are close to plateauing.
  As we indicated in this afternoon's release, we will incur an expense of approximately $1.5 million in this year's second half related to a critically important strategic analysis of Rimage's long-term future.
  We believe substantial opportunities exist for our current CD/DVD technology in retail, medical and office applications for the foreseeable future.
  However, as an organization that is managed from a truly long-term perspective, we believe it is prudent to embark on a far-ranging study aimed at identifying potential new technologies and opportunities that we can effectively pursue on a global basis in coming years.
  Our belief is grounded in the understanding that information technologies are evolving continuously and the fact that we have capitalized upon such technology changes in the past.
  In the early 1990s, Rimage's business focused primarily on floppy disc technology.
  As this technology started to decline, we correctly anticipated the emergence of CD technology...which then evolved into DVD technology...which will eventually evolve into blue laser technology.
  We have already anticipated this technology path and are now developing blue laser equipment that is expected to have significant applications in such areas as high-volume data archiving.

  Although we know blue laser technology is on the horizon and we are staying ahead of the curve, we also want to know what could come next and how Rimage could participate in some next-generation technology.
  A major international consulting group with extensive experience in this arena will be assisting us with this vitally important strategic study.
  As part of this analysis, we also will be determining appropriate future growth strategies, including both internal initiatives and, if necessary acquisitions.
  At the conclusion of this strategic development process, we expect to have a more defined vision of Rimage's long-term future.
  We also expect to be equipped with a framework of strategies required for attaining our long-term objectives.
  We will incur $1 million of the $1.5 million expense associated with this study in this year's third quarter and the remainder in the fourth.
  However, I want to emphasize that despite this investment, we believe cash from operations should continue to increase in the third quarter.
  Looking ahead, we believe the third quarter of 2005 should be another strong period for Rimage.
  As we stated in this afternoon's release, we are forecasting earnings of $.27 to $.32 per share on revenues of $27 to $29 million for the third quarter ending September 30.
  This guidance reflects the fact that the $7 million shipment of CD/DVD systems and related consumables that I discussed earlier should more than offset the third quarter expense impact of the consulting fee related to our strategic study.
  Our third quarter guidance also takes into account the impact of the normal summer slowdown in the European market.
  In conclusion, I would simply like to say that we believe we are making strong progress with our business and that we feel very good about Rimage's future, both near and longer-term.
  Thank you. Now, Rob Wolf will review our second quarter results in some detail.

Remarks of Robert M. Wolf
Rimage Corporation 2nd Quarter/FYE 2005 Conference Call
July 20, 2005

  Thanks, Bernie.
  Since our top line growth has already been covered in some detail, I will only highlight a few points about our second quarter sales.
  Reflecting the impact of our consumables strategy, recurring revenues in the form of replacement printer ribbons and cartridges, blank CD/DVD discs, parts and service contracts increased 37% in the second quarter of 2005 and accounted for 42% of sales, compared to 39% in the second quarter of 2004.
  International sales increased 20% in this year's second quarter and accounted for 34% of total sales, compared to 36% in the year-earlier quarter.
  The European market continued to generate the majority of our international sales for this period, but sales in Asia and Latin America posted strong growth, reflecting intensified sales efforts in these regions.
  As we reported previously, Rimage opened a Tokyo sales office last year that is responsible for penetrating the Asian market.
  We are encouraged by the initial results of this undertaking, and staffing of our Tokyo office is being increased.
  Currency effects increased worldwide sales by 1% in the second quarter of 2005.
  Rimage's gross margin declined to 43% in the second quarter, from 46% in the year-earlier period, due primarily to a shift in our sales mix toward Desktop products and consumables, as well as increased labor and overhead expenses related to the May 360i launch.
  As Bernie indicated, our second quarter gross margin is consistent with our prior statements regarding our penetration of the office market and the growth of consumables sales.
  However, it is possible that our gross margin could rebound in the third quarter, reflecting our ability to leverage fixed costs over a large base of revenues.
  Moving down the P&L, second quarter R&D expense rose 22% to $1.5 million from the year-earlier quarter, reflecting continued development of next-generation products.

  However, due to the impact of strongly higher sales, second quarter R&D expense was unchanged at 7% of sales on a year-over-year basis.
  Selling, general and administrative expense came to $4.8 million in the second quarter, up 31% from last year's second quarter.
  This growth reflects the continued expansion of our sales and marketing organization, programs aimed at supporting the second quarter launch of the Rimage 360i and Sarbanes-Oxley costs.
  However, as a percentage of sales, SG&A expense was virtually unchanged at 21% year-over-year.
  Despite the increase in absolute dollars, SG&A expense remains in line with our historic sales percentage norms.
  Excluding the impact of the third quarter consulting fee that Bernie discussed earlier, we believe that our growth-related investments are close to plateauing.
  Our effective tax rate increased to 38% from 36.5% in last year's second quarter due to lower levels of R&D and manufacturing credits.
  We believe that our effective tax rate will range between 36% and 37% for the full year.
  Turning now to our balance sheet, cash and investments totaled $56.1 million at the end of the second quarter, up from $52.4 at March 31, 2005 and $52.5 million at the end of 2004.
  As we indicated in our last conference call, first quarter cash balances were affected by a higher level of accounts receivable, reflecting our strong sales growth, particularly in March.
  As anticipated, these receivables were collected in the second quarter according to our normal payment cycle.
  Despite our strong sales growth, second quarter inventories grew by only 2% from the level at the end of 2004 due to improved inventory management.
  Looking ahead to the third quarter, we believe operating cash flows should continue to increase despite the $1 million consulting expense, reflecting scheduled payments on that large retail order, our low capital requirements and strong margins.
  Finally, stockholders' equity rose to $68.2 million at the end of the second quarter, from $62.7 million at the end of 2004.

  That wraps up our formal remarks, and now the conference call operator will poll you for any questions.